UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
Amendment No. 2


USAir Group, Inc
Name of Issuer

COMMON STOCK, $1.00 PAR VALUE PER SHARE
Title of Class of Securities

911-905-10-7
CUSIP Number

September 30, 2001
Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

X  Rule 13d-1 b
   Rule 13d-1 c
   Rule 13d-1 d

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
 Act (however, see the Notes).



SCHEDULE 13G
Amendment No. 2
USAir Group, Inc.
Common Stock $1.00 par value

Cusip #:  911-905-10-7
Item 1:  Reporting Person
Tiger Management L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11: -0-%
Item 12: IA



Cusip #:  911-905-10-7
Item 1:  Reporting Person
Tiger Performance L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11: -0-%
Item 12: IA



Cusip #:  911-905-10-7
Item 1:  Reporting Person
Julian H. Robertson, Jr.
Item 4:  U.S.
Item 5:  -0-
Item 6:  -0-
Item 7:  -0-
Item 8:  -0-
Item 9:  -0-
Item 11: -0-%
Item 12: IN



Item 1(a):  USAir Group,
Inc.

Item 1(b):  2345 Crystal
Drive, Arlington, Virginia
22227

Item 2(a) This statement is
filed on behalf of Tiger
Management L.L.C.("TMLLC")
and Tiger Performance L.L.C.
("TPLLC").

Julian H. Robertson, Jr.
is the ultimate controlling
person of TMLLC and TPLLC.

Item 2(b):  The address of
each reporting person is 101
Park Avenue,
New York, NY 10178

Item 2(c):  Incorporated by
reference to item (4) of the
cover page pertaining to
each reporting person.


Item 2(d):  Common Stock
$1.00 par value

Item 2(e):  911-905-10-7

Item 3: TMLLC and TPLLC are
investment advisers
registered under Section 203
of the Investment Advisers
Act of 1940.

Item 4:  Ownership is
incorporated by reference to
items (5) - (9) and (11) of
the cover page pertaining to
each reporting person.

Item 5:  The reporting
Persons have ceased to be
the beneficial owners of
more than 5% of the class.

Item 6:  Not Applicable

Item 7:  Not applicable

Item 8:  Not applicable

Item 9:  Not applicable



Item 10: By signing below, I
certify that, to the best of
my knowledge and belief, the
securities referred to above
were acquired in the
ordinary course of business
and were not acquired for
the purpose of and do not
have the effect of changing
or influencing the control
of the issuer of such
securities and were not
acquired in connection with
or as a participant in any
transaction having such
purpose or effect. After
reasonable inquiry and to
the best of my knowledge and
belief, I certify that the
information set forth in
this statement is true,
complete and correct.

October 10, 2001

TIGER MANAGEMENT L.L.C.

/s/  Steven C. Olson

Treasurer

TIGER PERFORMANCE L.L.C.

/s/  Steven C. Olson

Treasurer


JULIAN H. ROBERTSON, JR. By:
/s/  Steven C. Olson

Under Power of Attorney
dated 1/11/00 On File with
Schedule 13GA No. 4 for
Federal Mogul Corp. 5/15/00

AGREEMENT
The undersigned agree that
this Amendment No. 2 to
Schedule 13G dated October
10,2001 relating to shares
of common stock of USAir
Group, Inc. shall be filed
on behalf of each of the
undersigned.

TIGER MANAGEMENT L.L.C.

/s/  Steven C. Olson,
Treasurer

TIGER PERFORMANCE L.L.C.

/s/  Steven C. Olson,
Treasurer

JULIAN H. ROBERTSON, JR.

By:  /s/  Steven C. Olson
Under Power of Attorney
Dated 1/11/00 On File with
Schedule 13GA No. 4 for
Federal Mogul Corp. 5/15/00